FOR IMMEDIATE RELEASE
September 27, 2004

VENEZUELA ANNOUNCES NEW ISSUE SPREAD AND MINIMUM CLEARING SPREADS

     CARACAS — The Bolivarian Republic of Venezuela (the “Republic”) announced today the New Issue Spread that will apply to its U.S. Dollar-Denominated Global Bonds due 2014 (the “Global Bonds”) and the Minimum Clearing Spreads that will apply to its outstanding bonds listed below (together, the “Old Bonds”), in connection with its previously announced invitation (the “Invitation”) to holders of Old Bonds to submit offers to exchange the Old Bonds for Global Bonds and offering of Global Bonds for cash (the “Cash Offering” and, together with the Invitation, the “Global Bond Offering”). Capitalized terms used but not defined in this notice are defined in the prospectus supplement, dated September 22, 2004, describing the Global Bond Offering and the terms of the Global Bonds.

     The New Issue Spread for the Global Bonds will be 520 basis points (bps).

     The Minimum Clearing Spread per U.S.$1,000 original principal amount for the FLIRBs will be 520 bps and the Minimum Clearing Spread per U.S.$1,000 original principal amount for the DCBs will be 520 bps.

     The Invitation is scheduled to expire at 4:00 P.M., New York City time, on September 28, 2004 (tomorrow), unless the Republic in its sole discretion extends the Invitation or terminates the Invitation earlier with respect to one or more series of Old Bonds. Under the current schedule:

•	the results of the Invitation will be announced at or around 10:00 A.M., New York City time, on September 29, 2004, or as soon thereafter as possible; and

•	settlement will occur on October 8, 2004.

     Copies of the prospectus supplement describing the Global Bond Offering may be obtained from Georgeson Shareholder, the information agent, by telephone at 212-440-9800 or through its website at http://www.georgesonshareholder.com/venezuela. Copies of the prospectus supplement and other Global Bond Offering materials may also be obtained in Luxembourg from J.P. Morgan Bank Luxembourg S.A., 5 rue Plaetis, L-2338 Luxembourg.

     The clearing numbers for the Old Bonds are as follows:

Bond Series	Common Code	ISIN Number
Front-Loaded Interest Reduction Bonds Due 2007, USD Series A	002943930	XS0029439303
Front-Loaded Interest Reduction Bonds Due 2007, USD Series B	003438040	XS0034380401
Debt Conversion Bonds Due 2007, USD Series DL	002943549	XS0029435491
Debt Conversion Bonds Due 2008, USD Series IL	002945606	XS0029456067
Front-Loaded Interest Reduction Bonds Due 2007, Deutsche Mark	003807720	DE0004019724
Debt Conversion Bonds Due 2007, Deutsche Mark	004224558	DE0004019732
Front-Loaded Interest Reduction Bonds Due 2007, Pounds Sterling	002943875	XS0029438750
Debt Conversion Bonds Due 2007, Pounds Sterling	002947048	XS0029470480
Front-Loaded Interest Reduction Bonds Due 2007, Swiss Franc	002943662	XS0029436622

The Dealer Mangers for the Invitation are:

Barclays Capital Inc.	Merrill Lynch & Co.
200 Park Avenue, 5th Floor	4 World Financial Center
New York, New York 10166	250 Vesey Street
New York, New York 10080

Inside the U.S.: Toll-Free 1-866-307-8991	Inside the U.S.: Toll-Free 1-888-654-8637
Outside the U.S.: Call Collect 212-412-4072	Outside the U.S.: Call Collect 212-449-4914

This communication shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be a sale of the securities referenced in this communication in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Republic is making the Invitation only in those jurisdictions where it is legal to do so. The Invitation is void in all jurisdictions where it is prohibited. If materials relating to the Invitation come into your possession, you are required by the Republic to inform yourself of, and to observe, all of these restrictions. The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Invitation be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the Invitation shall be deemed to be made by such Dealer Manager or such affiliate on behalf of the Republic in that jurisdiction.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in the Invitation and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic or the Dealer Managers.